CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 78 to the Registration Statement of Neuberger Berman Income Funds (Form N-1A, No. 002-85229) of our reports dated December 17, 2009, on the financial statements and financial highlights of Neuberger Berman Strategic Income Fund, Neuberger Berman High Income Bond Fund, Neuberger Berman Municipal Intermediate Bond Fund, Neuberger Berman Municipal Money Fund and Neuberger Berman Short Duration Bond Fund (five of the series of Neuberger Berman Income Funds), included in the October 31, 2009 Annual Reports to Shareholders of Neuberger Berman Income Funds.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 26, 2010